EXHIBIT 10.2

December 26, 2013

Name
Address
City, State, Zip

Re: Fiscal 2013 - Restricted Stock Unit Agreement
Dear Name:
Aéropostale, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Second Amended and Restated 2002 Long-Term Equity Incentive Plan, as amended (the “Plan”), the Company’s Compensation Committee has granted to you the number of restricted stock units (the “RSUs”) set forth below (the “Grant”), subject to the terms and conditions set forth herein and in the Plan: 1

Number of shares of RSUs	xx
Date of Grant	12/26/2013
Vesting Dates of RSUs	one-third (1/3) of the RSUs on 12/26/2015
two-thirds (2/3) of the RSUs on 4/26/2016

The Grant is intended to conform in all respects with and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan. Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan.
1.Grant. Subject to the terms and conditions set forth herein and in the Plan, on the date of grant set forth above in the introductory paragraph of this letter the Company granted to you the RSUs, whereby each RSU represents the right to receive payment of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) with respect to each vested RSU subject to the Grant.
2.    Vesting.
(a)    Vesting. Subject to paragraphs 2(b) and 2(c) below, the Grant shall become vested on the date(s) indicated under “Vesting Date of RSUs” set forth in the introductory paragraph of this letter.
(b)    Effect of Termination of Employment on Vesting. Subject to paragraph 2(c) below, at such time as you cease to be, or in the event that you do not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, any unvested RSUs shall be immediately forfeited.
(c)    Acceleration of Vesting. Except as otherwise accelerated by the Committee, immediately prior to a Change in Control or at such time as you cease to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability [or Retirement (as defined below)], all unvested RSUs shall vest. [ADD IF RSUs ARE SUBJECT TO VESTING UPON RETIREMENT: For the purposes of this Agreement, “Retirement” means a voluntary termination of employment at or after (i) age 65 or (ii) age 55 with at least 10 years of service to the Company.] [ADD IF RSUs ARE NOT SUBJECT TO VESTING UPON RETIREMENT: You hereby acknowledge and agree that notwithstanding Section 8A of the Plan, the RSUs will not vest at such time as you cease to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to your Retirement.]
3.    Payments. Subject to Section 22(a) of the Plan, payment with respect to a vested RSU will be made within 30 days following the vesting date under Section 2(a) or 2(c), as applicable, together with any dividend equivalents credited to the RSU pursuant to Section 8A of the Plan.

[1] The vesting schedule and vesting acceleration provisions set forth herein shall apply to the RSU grants made as of December 26, 2013. The vesting schedule and vesting acceleration provisions may be customized for future grants.

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4.    Taxes.
(a)    Payment of Taxes. The payment of any taxes arising as a result of this Grant shall be your responsibility. You shall (i) pay to the Company or its designee, upon its demand such amount as may be demanded for the purpose of satisfying the Company's obligation to withhold federal, state, local or foreign income, employment or other taxes incurred by reason of the grant, vesting or payment of the RSUs (the "Tax Withholding Amount") and (ii) provide the Company with any forms, documents or other information reasonably required by the Company in connection with this Grant. In order to satisfy the condition of clause (i), you may (I) make payment of the Tax Withholding Amount in United States dollars cash, (II) tender shares of common stock owned by you which have a fair market value equal to the Tax Withholding Amount, such fair market value to be determined in such reasonable manner as may be provided from time to time by the Committee or as may be required in order to comply with or conform to the requirements of any applicable or relevant laws or regulations, or (III) request that the Company withhold from the shares of Common Stock to be paid to you the number of shares which have a fair market value equal to the Tax Withholding Amount, based on the fair market value of the shares of Common Stock determined as set forth in clause (II), (IV) make payment in any such form as the Committee may determine in its sole discretion, or (V) tender a combination of the forms of payment provided for above in clauses (I) through (IV) of this paragraph. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to pay to you shares of Common Stock following the vesting of the RSUs. [ADD IF RSUs ARE SUBJECT TO VESTING UPON RETIREMENT: Any amount withheld pursuant to Section 4(a)(III) with respect to any taxes triggered prior to the date payment otherwise would have been made under an RSU will be deemed to be an acceleration of the payment of the applicable portion of the RSU in accordance with Treasury Regulation Section 1.409A-3(j)(4)(vi).]
(b)    Tax Advice. You have sought your own tax advice regarding this Grant.
5.    Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, the Tax Withholding Amount with respect to the RSUs under this Grant Agreement.
6.    Transferability of Grant. You may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of the RSUs. Following the vesting of the RSUs, you shall dispose of the shares of Common Stock paid to you only in accordance with applicable securities laws and the Company’s trading policies for employees.
7.    Listing, Registration and Qualification. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares of Common Stock subject to the Grant is necessary or desirable as a condition of, or in connection with, the granting of same or the payment or purchase of shares of Common Stock thereunder, no shares of Common Stock may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.
8.    Adjustments. In the event of a reorganization, recapitalization, extraordinary cash dividend, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment in accordance with Section 15 of the Plan as it deems appropriate in the number and kind of shares of Common Stock covered by the Grant specified herein. Notwithstanding anything in this Grant Agreement to the contrary, the Committee may take the foregoing actions without your consent, and the determination of the Committee shall be conclusive and binding on all persons for all purposes.
9.    Amendment or Substitution of Grant. The terms of the Grant may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of the vesting of the Grant); provided that, except as otherwise provided in paragraph 8 above, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent.
10.    Section 409A. The Grant is intended to be exempt from [ADD IF RSUs ARE SUBJECT TO VESTING UPON RETIREMENT: , or comply with,] the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be limited, construed and interpreted in accordance with such intent; provided, that the Company does not guarantee to you any particular tax treatment of the Grant. The Company shall not be liable to you for any additional tax, interest or penalties that may be imposed on you by Section 409A or any damages for failing to comply with Section 409A. [ADD IF RSUs ARE SUBJECT TO VESTING UPON RETIREMENT: The provisions of Section 22 of the Plan will apply to the Grant to the extent that the Grant is a Section 409A Covered Award.]

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Accepted as of this _____ day of ________, 2013
By:
Name:

Name:
Title:

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